SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

The Wiser Oil Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE WISER OIL COMPANY

8115 Preston Road, Suite 400

Dallas, Texas 75225

April 25, 2003

Dear Stockholder:

Your Board of Directors joins me in extending an invitation to attend the 2003 Annual Meeting of Stockholders which will be held on June 9, 2003 at 3:00 p.m., at the Tower Club, 48th Floor, Thanksgiving Tower, Dallas, Texas 75201 (Downtown Dallas), 214-220-0403. The meeting will start promptly.

We sincerely hope you will be able to attend and participate in the meeting. We will report on the Company’s progress and respond to questions you may have about the Company’s business in 2002 and 2003. There will also be important items that are required to be acted upon by stockholders.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting, and, therefore, we urge you to complete, sign, date and return the enclosed proxy card in the envelope provided for this purpose.

Sincerely yours,

George K. Hickox, Jr.

Chairman and Chief Executive Officer

THE WISER OIL COMPANY

Dallas, Texas

NOTICE OF ANNUAL MEETING TO BE HELD JUNE 9, 2003

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of The Wiser Oil Company (the “Company”) will be held at the Tower Club, 48th Floor, Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201 (tel: 214-220-0403), on June 9, 2003, at 3:00 p.m., Central Daylight Saving Time, for the purpose of considering and acting upon the following:

(1)	Election of Directors: The election of two Directors each to serve for a three-year term expiring in 2006;

(2)	Other business: Such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 21, 2003 will be entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be available for examination at the offices of the Company in Dallas, Texas during normal business hours for a period of 10 days prior to the meeting.

The Annual Report to Stockholders for the year ended December 31, 2002, in which financial statements of the Company are included, was mailed with this Proxy Statement to each stockholder of record at the close of business on April 21, 2003. The Annual Report does not form any part of the material for solicitation of proxies.

You are urged to sign, date and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Annual Meeting in person. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors,

A. Wayne Ritter

President

Dallas, Texas

April 25, 2003

THE WISER OIL COMPANY

8115 Preston Road, Suite 400

Dallas, Texas 75225

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 9, 2003

GENERAL INFORMATION

Solicitation and Revocability of Proxies

The accompanying proxy is solicited by the Board of Directors (the “Board”) of The Wiser Oil Company (the “Company”) in connection with its Annual Meeting of Stockholders and any adjournment thereof (the “Annual Meeting”) to be held on June 9, 2003 at 3:00 p.m. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to stockholders is April 30, 2003.

If the accompanying proxy card is duly executed and returned, the shares of Common Stock and Preferred Stock of the Company represented thereby will be voted in accordance with the Board of Directors’ recommendations herein set forth and, where a specification is made by the stockholder as provided therein, will be voted in accordance with such specification. A proxy may be revoked by the person executing it at any time before it has been exercised, but the revocation of the proxy will not be effective until written notice thereof has been given to Van Oliver, Secretary, The Wiser Oil Company, 8115 Preston Road, Suite 400, Dallas, TX 75225. If a stockholder attends the Annual Meeting, the stockholder may revoke the proxy and vote in person.

Shares Outstanding and Voting Rights

As of April 21, 2003, 9,521,829 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and 1,000,000 shares of the Company’s Series C Cumulative Convertible Preferred Stock, par value $10.00 per share (the “Preferred Stock”) were outstanding. The Common Stock and Preferred Stock constitute the only classes of voting securities of the Company. Only stockholders of record as of the close of business on April 21, 2003 (the “Record Date”) are entitled to receive notice of, and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held. Holders of Preferred Stock are entitled to the number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Preferred Stock would have been converted under the provisions of the Certificate of Designations establishing the Preferred Stock (whether or not such holder is then entitled to convert such shares under such provisions) at the conversion price in effect on the Record Date. Under the Certificate of Designations, any holder of the Preferred Stock may convert all or any portion of the Preferred Stock held by such holder into a number of shares of Common Stock computed by dividing (x) the total liquidation value (plus the aggregate accrued but unpaid dividends, if any) represented by the shares of Preferred Stock to be converted by (y) the conversion price then in effect. As of the Record Date, the liquidation value per share of Preferred Stock is $25.00 and the conversion price per share of Preferred Stock is $4.25. Therefore, the 1,000,000 shares of Preferred Stock outstanding as of the Record Date have an aggregate of 5,882,352 votes in the election of directors.

Holders of Common Stock or Preferred Stock of the Company do not have cumulative voting rights with respect to the election of Directors.

Required Affirmative Vote and Voting Procedures

The holders of a majority of the outstanding shares of Common Stock and Preferred Stock, present in person or represented by proxy, are necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

QUESTIONS AND ANSWERS ABOUT

THE MEETING AND VOTING

1.	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or proxy card. As is our usual practice, two of our outside Directors have been designated as proxies for the 2003 Annual Meeting of Stockholders. These two Directors are C. Frayer Kimball, III and Scott W. Smith.

2.	What is a proxy statement?

It is a document that SEC regulations requires us to give you when we ask you to sign a proxy card designating A. Wayne Ritter, Gary Patterson and Mark A. Kirk, each as proxies to vote on your behalf.

3.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a)	If your shares are registered in your name, you are a stockholder of record.

(b)	If your shares are in the name of your broker or bank, your shares are held in street name.

4.	What different methods can you use to vote?

(a)	By Written Proxy: All stockholders can vote by written proxy card.

(b)	In Person: All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy, as described in question 3).

5.	What is the record date and what does it mean?

The record date for the 2003 Annual Meeting of Stockholders is April 21, 2003. The record date is established by the Board of Directors as required by Delaware law. Owners of record of Common Stock at the close of business on the record date are entitled to:

(a)	receive notice of the meeting, and

(b)	vote at the meeting and any adjournments or postponements of the meeting.

6.	How can you revoke a proxy?

A stockholder can revoke a proxy prior to the completion of voting at the meeting by:

(a)	giving written notice to the Secretary of the Company,

(b)	delivering a later-dated proxy, or

(c)	voting in person at the meeting.

7.	Are votes confidential? Who counts the votes?

We will continue our long-standing practice of holding the votes of all stockholders in confidence from Directors, officers, and employees except:

(a)	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

(b)	in case of a contested proxy solicitation,

(c)	if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or

(d)	to allow the independent inspectors of election to certify the results of the vote.

We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

8.	What are your voting choices when voting for Director nominees, and what vote is needed to elect Directors?

In the vote on the election of two Director nominees to serve until the 2006 Annual Meeting of Stockholders, stockholders may:

(a)	vote in favor of all nominees,

(b)	vote to withhold votes as to all nominees, or

(c)	vote to withhold votes as to specific nominees.

Directors will be elected by a plurality vote.

The Board recommends a vote “FOR” each of the nominees.

9.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

With regard to “Proposal 1. Election of Directors”, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. In accordance with the Company’s bylaws and Delaware law, the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, up to the number of Directors to be elected, will be elected as Directors of the Company. Any abstentions or broker non-votes will have no effect on the election of Directors. The Board of Directors recommends that stockholders vote FOR the election of its two nominees for director.

PROPOSAL 1.     ELECTION OF DIRECTORS

The Board of Directors of the Company consists of seven directors. The Company has a “staggered” Board, which means that the directors have been classified, in respect to the time for which they hold office, by dividing them into three classes, with one class of directors being elected each year for a three-year term. At each annual meeting, the stockholders of the Company elect directors of the class whose term expires at such annual meeting, to hold office until the third succeeding annual meeting. Each director holds office for the three-year term for which elected and until his or her successor is elected and qualified or until his or her earlier resignation or removal. A class of two directors is to be elected at the Annual Meeting to serve for a three-year term. The Board of Directors has nominated C. Frayer Kimball, III and Scott W. Smith for election to the Board to serve until the Annual Meeting in 2005, and until their successors are duly elected and qualified. Each is a current member of the Board whose term ends at this meeting.

Unless authority to do so is withheld, it is intended that the proxies solicited by the Board of Directors will be voted for the nominees named. If any of the nominees become unable to serve or for good cause will not serve, the persons named as proxies in the accompanying proxy intend to vote for such substitute nominees as the Board may propose, unless the Board adopts a resolution reducing the number of Directors.

The Company has been advised by WIC, as herein defined (see “Beneficial Ownership of Common Stock”), that WIC intends to vote all of its 98,188 shares of Common Stock, Wiser Investors, L.P.’s 133,430 shares of Common Stock and all of the 5,858,823 shares of Common Stock underlying the Preferred Stock owned by: (i) itself; (ii) DS&P for which DS&P has appointed WIC as its attorney-in-fact and proxy pursuant to a voting agreement by and between WIC and DS&P; and (iii) Wiser Investors, L.P. for which WIC has sole voting power as its general partner, for the nominees named or for such substitute nominees as the Board may propose, unless the Board adopts a resolution reducing the number of Directors. See “WIC and DS&P Voting Agreement” and the footnotes to “Beneficial Ownership of Common Stock” herein.

Set forth below is certain information as of the Record Date, concerning the two nominees for election at the Annual Meeting and the four Directors of the Company whose terms will continue after the meeting, including information with respect to the principal occupation or employment of each nominee or Director during the past five years. Except as otherwise shown, each of the nominees and Directors has held the positions shown for at least the past five years.

Nominees for Election as Directors for Three-Year Term Expiring in 2006

Name	Director Since	Age	Principal Occupation and other Directorships
C. Frayer Kimball, III	1972	68

Member of the Compensation and Executive Committees of the Board of Directors. Owner and vice president of Petroleum Engineers, Inc., Lafayette, Louisiana, a consulting engineering firm, since 1970: Owner and Vice President of Triumph Energy, Inc., a producer of oil and gas.

Scott W. Smith	2000	45

Member of the Executive Committee of the Board of Directors. Principal of Sabine Energy Company, a private equity firm focused on investment opportunities in the energy business. From 1990 to 1996, acted as land manager for Triad Energy Corporation. From 1997 to 1998 was Manager of Land Marketing for O’Sullivan Oil and Gas. Prior to 1990, worked in various capacities for Texas Oil and Gas Corporation and its affiliates.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE TWO NOMINEES NAMED ABOVE. Proxies solicited by the Board of Directors will be voted in favor of approval of the Nominees unless stockholders specify otherwise.

Directors Whose Terms Expire in 2004

Name	Director Since	Age	Principal Occupation and other Directorships
A. W. Schenck, III	1986	59

Chairman of the Corporate Nominating and Governance and Compensation Committees of the Board of Directors. Secretary of Banking, State of Pennsylvania; President, Chief Executive Officer and Director of Tradenable, a financial service company, August 2000 – August 2001; Chairman, Chief Executive Officer and Director of Fleet Mortgage Group, a mortgage company, December 1997—August 2000. Held various executive positions with Great Western Financial Corp., a thrift savings company, August 1995—August 1997. Held various executive positions with PNC Financial Corporation, a national banking company, May 1969 – August 1995.

Eric D. Long	2001	44

Member of the Audit, Compensation and Corporate Nominating and Governance Committees of the Board of Directors. Chief Executive Officer, President and Director of USA Compression, a lease, service and packaging natural gas compressor company, August 1998—Present; Investments and forming USA Compression, 1996-1998; Vice President of Business Development and Director of Global Compression Services, Inc., a lease, service and package natural gas compressor company, 1993 – 1996; Held a variety of senior officer level operating positions with Hanover Energy, Inc., an energy investment company, 1987—1992.

Directors Whose Terms Expire in 2005

Name	Director Since	Age	Principal Occupation and other Directorships
Richard R. Schreiber	2000	47

Member of the Executive and Audit Committees of the Board of Directors. Partner of DS&P, a private equity firm focused on restructuring and recapitalization transactions, since 1982. Prior to 1982, was an industrial real estate broker and later joined Coldwell Banker in the same capacity. Active in the negotiating, purchasing and structuring of the acquisition financing of DS&P’s investments. Presently Chairman of the Board of Directors of New Piper Aircraft, Inc. and director of several other privately held companies.

(Continued)

Name	Director Since	Age	Principal Occupation and other Directorships
Lorne H. Larson	1995	67

Chairman of the Audit Committee and member of the Corporate Nominating and Governance Committee. Independent consultant since December 1999. Chairman of ProGas Limited, a Calgary, Alberta, Canada-based company involved in natural gas marketing, June 1998-November 1999; President and Chief Executive Officer of ProGas Limited, January 1986 to May 1998; and Director of The CGU Group Canada, Ltd., a property and casualty insurance company, since April 1994.

George K. Hickox Jr.	2000	44

Chairman of the Board and Chief Executive Officer of the Company and member of the Executive Committee of the Board of Directors since May 26, 2000; Since 1991, has been a principal in Heller Hickox & Co., a private equity investment firm focused on the energy sector; serves as director of NATCO Group Inc., a publicly traded NYSE company, and an officer and director of several privately held companies.

Board of Directors and its Committees

Information about the Board of Directors, its Committees, Meetings in 2002 and Compensation of Directors

The Board of Directors has established an Executive Committee, Audit Committee, Compensation Committee, and a Corporate Nominating and Governance Committee. The Compensation Committee and Corporate Nominating and Governance Committee are composed entirely of outside Directors.

In 2002, the Board of Directors held five (5) meetings and Committees of the Board of Directors held a total of 13 meetings. Overall attendance at such meetings were 97%. Each Director attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which he served during 2002. The following table describes the members of each of the Committees, its primary responsibilities and the number of meetings held during 2002.

Members	Responsibilities	Meetings Held
AUDIT:		Nine

Eric D. Long Lorne H. Larson Richard R. Schreiber

• Oversee the Company’s financial controls and reporting processes

• Appoint and oversee the Independent auditors

• Reviews the independent auditors

• Monitor the audit of the Company’s financial statements

• Review the Company’s annual and interim financial statements

• Review the Company’s policies with respect to risk assessment and risk management

• Establish procedures for handling complaints involving accounting, internal accounting controls and auditing matters

• Review the Company’s legal, regulatory and ethical compliance programs, including the Company’s Code of Business Conduct

• See Audit Committee Report for 2002

Members	Responsibilities	Meetings Held
COMPENSATION:		Three

C. Frayer Kimball, III A.W. Schenck, III Eric D. Long	• Approve compensation and set performance criteria for compensation programs with respect to the Company’s Chief Executive Officer with consideration of input received from the Board of Directors
• Review and approve compensation and set performance criteria for compensation programs with respect to all key senior executives and elected officers
• Approve and review employment agreements, severance agreements, retirement agreements, change in control agreements/provisions and any special or supplemental benefits for any officer of the Company
• Approve any new stock option plans, restricted stock plans and all plans designed to provide compensation primarily for officers of the Company
• Administer the Company’s 1991 Stock Incentive Plan, 1997 Share Appreciation Rights Plan, 1991 Non-Employee Directors Stock Option Plan and Equity Corporation Plan for Non-Employee Directors.
• See Compensation Committee Report for 2002

Members	Committee, its Membership, and Responsibilities	Meetings Held
NOMINATING AND CORPORATE GOVERNANCE		Initial Meeting

Eric D. Long A.W. Schenck, III Lorne H. Larson

• The Board of Directors approved the creation of this Committee and its Charter in November, 2002

• Develop qualifications for membership on the Board of Directors

• Recommend nominees for election to the Board of Directors

• Gather and review information with respect to the performance of Senior Management for discussion with the Board of Directors.

• Evaluate the effectiveness of the Board of Directors

• Review and reassess periodically the Company’s Corporate Governance Guidelines

• Evaluate possible conflicts of interest of Directors

Members	Responsibilities	Meetings Held
EXECUTIVE		None

George K. Hickox, Jr. C. Frayer Kimball, III Richard R. Schreiber Scott W. Smith

•The Company has an Executive Committee of the Board created pursuant to terms of the Stockholder Agreement. (See “Certain Transactions — The Management Agreement between the Company and WIC.”) George K. Hickox, Jr., Scott W. Smith, Richard R. Schreiber and C. Frayer Kimball, III are members of the Executive Committee. A. Wayne Ritter serves as an advisory member of the Executive Committee. The Executive Committee has the right to exercise powers and authority of the Board in management of the business and affairs of the Company during intervals between board meetings, to the extent permitted by law. The Executive Committee held no meetings during 2002. See “The Transaction With Wiser Investment Company” contained herein.

None of the executive officers of the Company has served on the Company’s Board of Directors or on the Compensation, Audit or Corporate Nominating and Governance Committee of the Company or any other entity with publicly traded stock other than George H. Hickox, Jr., who in 2002 served on the Audit Committee and Board of Directors of Natco, Inc.

The Board of Directors held five meetings in 2002. Directors. Hickox, Kimball, Schenck, Long and Smith, attended all meetings of the Board and Committees of which they are members during the period they served on such Committees. Mr. Schreiber attended all but one Board Meeting and Mr. Larson attended all Board Meetings and all but one Committee Meetings.

The Board of Directors has adopted a written charter for each of the foregoing Committees. The full text of the Company’s Nominating and Corporate Governance Charter is available on the Company’s website located at www.wiseroil.com. A copy of the Company’s Audit Committee Charter, which has yet to be amended to reflect changes required by the Sarbanes-Oxley Act of 2002 and related SEC/NYSE rules and regulations, is attached as Annex I.

EXECUTIVE OFFICERS

The following is a list of the names and ages of all the executive officers of the Company, indicating all positions and offices with the Company held by each such person and each such person’s principal occupation or employment during the past five years. The executive officers of the Company are elected each year by the Board of Directors at its first meeting following the Annual Meeting of Stockholders to serve during the ensuing year and until their respective successors are elected and qualified. Pursuant to the Management Agreement, as further discussed herein, WIC caused Mr. Hickox to serve as the Chief Executive Officer of the Company and to enter into an employment agreement with the Company. See “Employment Agreements” and “Changes in Company Management” herein. None of the other persons listed has served or is serving as an officer as a result of any arrangement or understanding between him and any other person pursuant to which he was selected as an officer.

Name	Age	Positions and Offices Held and Principal Occupation or Employment During Past Five Years
George K. Hickox, Jr.	44

Chairman of the Board and Chief Executive Officer of the Company and member of the Executive Committee of the Board of Directors since May 26, 2000; Since 1991, has been a principal in Heller Hickox & Co., a private equity investment firm focused on the energy sector; serves as director of NATCO Group Inc., a publicly traded NYSE company, and an officer and director of several privately held companies.

A. Wayne Ritter	62

President of the Company since May 26, 2000; President and Director of The Wiser Oil Company of Canada since August 2000; Vice President, Acquisitions and Production of the Company, August 1993—May 2000; Vice President in Charge of Acquisitions of the Company, September 1991—August 1993.

Robert J. Kerian	47

Vice President of Exploration of the Company since September 2001; Exploration Manager of the Company, December 1998 – August 2001; Senior Staff Geophysicist of the Company, November 1996 – November 1998. Held various staff and supervisory positions as an exploration geophysicist with Enserch Exploration, an oil and gas exploration and production company, July 1984 – November 1998.

Richard S. Davis	49

Vice President of Finance of the Company since May 2000; Vice President of Finance of The Wiser Oil Company of Canada since August 2000; Controller of the Company, February 1997—June 2000. Controller of Gemini Exploration Company, an oil and gas exploration and production company, August 1994—February 1997.

W. B. Phillips	51	Vice President of Land of the Company since September 2001; Manager of Land of the Company, January 1991 – August 2001.

Matthew A. Eagleston	43

Vice President of Production of the Company since September 2001; Manager of Operations and Engineering of the Company, August 2000 – August 2001; Project Engineer of the Company, September 1995 – August 2001.

Van Oliver	53

Vice President, General Counsel and Corporate Secretary since October 1, 2002; previously a law clerk to U.S. District Court Judge William M. Taylor, Jr. (1974-78) and a partner with several larger law firms (1981-2001).

SECTION 16(a) COMPLIANCE

BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “Commission” or “SEC”) and the New York Stock Exchange (the “NYSE”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with during the year ended December 31, 2002.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid by the Company in, 2000, 2001 and 2002 to the Named Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation		Number of Securities Underlying Options/SARs (#)	All Other Compensation
George K. Hickox, Jr. Chairman, and Chief Executive Officer after May 26,2000(1)	2002 2001 2000	1.00 1.00 1.00	-0- -0- -0-		23,583 24,455 10,547	(1) (1) (8)	-0- -0-	-0- -0-

A. Wayne Ritter President after May 26, 2000	2002 2001 2000	200,000 183,000 183,000	7,338 300 500	(11) (2) (10)	NA		-0- -0-	9,263 9,510 6,933	(12) (6) (7)

Robert J. Kerian Vice President of Exploration After September 1, 2001 (4)	2002 2001	125,000 117,000	4,500 20,300	(11) (3)	NA		-0-	6,425 6,210	(12) (6)

Richard S. Davis Vice President of Finance After May 26, 2000	2002 2001 2000	125,000 116,504 107,853	4,781 300 17,833	(11) (2) (10)	NA		-0- -0-	6,413 6,185 1,972	(12) (6) (7)

W. B. Phillips Vice President of Land After September 1, 2001 (4)	2002 2001	117,000 109,103	4,496 9,392	(11) (4)			-0-	6,027 5,815	(12) (6)

(Continued)

Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation	Number of Securities Underlying Options/SARs (#)	All Other Compensation
Matthew A. Eagleston Vice President of Production After September 1. 2001	2002 2001	125,000 98,105	$15,300 300	(11) (5)	NA NA	-0- -0-	5,989 5,261	(12) (6)

(1)	Consists of the following pursuant to Mr. Hickox’s employment agreement with the Company. In 2001, $24,455 represented the amount paid by the Company to provide Mr. Hickox with alternative housing in Dallas, Texas. In 2002, that amount totaled $23,584. Mr. Hickox has the use of a company owned vehicle when in Dallas. See “Employment Agreements” herein. WIC, of which Mr. Hickox is an owner, has a Management Agreement with the Company under which it received a $300,000 annual management fee.
(2)	Messrs. Ritter and Davis received a $300 Christmas bonus in 2001.
(3)	Mr. Kerian was elected Vice President of Exploration on September 1, 2001. Mr. Kerian received a performance bonus of $20,000 and a $300 Christmas bonus in 2001.
(4)	Mr. Phillips was elected Vice President of Land on September 1, 2001. Mr. Phillips received a performance bonus of $9,092 and a $300 Christmas bonus in 2001.
(5)	Mr. Eagleston was elected Vice President of Production on September 1, 2001. Mr. Eagleston received a $300 Christmas bonus in 2001.
(6)	Consists of: (a) matching contributions by the Company in 2001 to the accounts of Mr. Ritter $3,519, Mr. Kerian $5,850, Mr. Davis $5,825, Mr. Phillips $5,455 and Mr. Eagleston $4,905 under the Company’s Savings Plan; and (b) matching contributions by the Company in 2001 to the account of Mr. Ritter $5,631 under the Company’s Non-Qualified Restoration Plan; and (c) the dollar value of life insurance premiums paid by the Company in 2002 for the benefit of Mr. Ritter $360, Mr. Kerian $360, Mr. Davis $360, Mr. Phillips $360 and Mr. Eagleston $356.
(7)	Consists of: (a) matching contributions by the Company in 2000 to the accounts of Mr. Ritter $2,112, and Mr. Davis $1,584 under the Company’s Savings Plan; and (b) matching contributions by the Company in 2000 to the account of Mr. Ritter $4,223 under the Company’s Non-Qualified Restoration Plan and (c) the dollar value of life insurance premiums paid by the Company in 20001 for the benefit of Mr. Ritter $598 and Mr. Davis $388.
(8)	The amount paid by the Company from June 2000 through December 2000 to provide Mr. Hickox with alternative housing in Dallas, Texas was $10,547.
(9)	Mr. Ritter received a $500 Christmas bonus in 2000.
(10)	Mr. Davis was elected Vice President of Finance on July 6, 2000. Mr. Davis received a retention bonus of $17,333 prior to being elected Vice President and received a $500 Christmas bonus in 2000.
(11)	All officers received a $300 Christmas bonus in addition to a performance bonus equal to one pay period’s compensation in 2002, with the exception of George Hickox, Jr., who received no bonus and Matt Eagleston who received a performance bonus of $15,000.
(12)	Consists of: (a) matching contribution by the Company in 2002 to the accounts of Mr. Ritter $4,223, Mr. Kerian $6,065, Mr. Davis $ 6,053, Mr. Phillips $5,667.72 and Mr. Eagleston $ 5,629.24 under the Company’s Saving Plan; (b) matching contributions by the Company in 2002 to the account of Mr. Ritter $4,680.83 under the Company’s non-qualified Restoration Plan; and (c) the dollar value of life insurance premiums paid by the Company in 2002 for the benefit of all officers in the amount of $360 with the exception of Mr. Oliver, which was $90.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information concerning the grant of stock options during 2002 to the Named Officer(s).

Individual Grants (1)

Name	Number of Securities Underlying Options/SARs Granted	% of Total Options Granted to Employees In Fiscal Year (2)	Exercise or Base Prince ($/Sh)	Expiration Date	Grant Due Present Value (3)
William B. Phillips	17,500	55%	5.00	8/9/2012	$44,765

(1)	All grants to named officers during fiscal year 2002 were granted under the Company’s 1991 Stock Incentive Plan. Options granted on August 19, 2002 become exercisable in increments of 50% on August 18, 2003 and 50% on August 18, 2004. All option grants have ten-year terms and were granted with an exercise price equal to or above the fair market value of the Company’s Common Stock on date of grant.

(2)	During 2002, the Company issued 17,500 options to one officer(s). The percentages listed for each grant were calculated by dividing each grant by the total of all options granted in 2002.

(3)	This amount represent the value of the grant based upon the Black-Scholes option pricing model and assumes exercise at the end of the ten year option term, and is further based on the following interest rates, dividend yields and volatility assumptions.

Assumptions	GrantDate 8/19/02
Risk free interest rate	4.30%
Dividend yield	-0-
Volatility (two-year weekly close)	31%
Time to exercise	10 years

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND YEAR-END OPTION/SAR VALUES

The following table provides information, with respect to each named officer, concerning unexercised options/SARs held as of the end of the fiscal year ended December 31, 2002.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)(1)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)(2)
			Exerciseable	Unexerciseable	Exerciseable	Unexerciseable

George K. Hickox, Jr.	-0-	-0-	-0-	-0-	-0-	-0-

A. Wayne Ritter	-0-	-0-	212,500	-0-	-0-	-0-

Robert J. Kerian	-0-	-0-	25,000	-0-	-0-	-0-

Richard S. Davis	-0-	-0-	25,000	-0-	-0-	-0-

William B. Phillips	-0-	-0-	7,500	17,500	-0-	-0-

Matthew A. Eagleston	-0-	-0-	25,000	-0-	-0-	-0-

(1)	Represents the number of shares of the Company’s Common Stock underlying the options and SARs held by the named officer.
(2)	The closing price for the Company’s Common Stock as reported by the NYSE on December 31, 2002 was $3.44. Value is calculated on the basis of the difference between $3.44 and the option/SAR exercise price of an “in-the-money” option/SAR multiplied by the number of shares of Common Stock underlying the option/SAR.

PENSION BENEFITS

Frozen Retirement Income Plan

Each named officer is covered by the Company’s Retirement Income Plan (“Qualified Plan”), a non-contributory defined benefit pension plan under which retirement benefits are provided to substantially all non-union employees of the Company. Prior to January 1, 1999, the Qualified Plan provided a monthly benefit upon retirement based on the employee’s average monthly earnings (computed generally on the basis of the participant’s average monthly earnings for the 60 highest paid consecutive months during the 120 consecutive months immediately preceding the employee’s termination date) and years of service.

Effective as of December 31, 1998, the Qualified Plan was amended to “freeze” benefits so that no additional benefits would accrue under the Qualified Plan for anyone after December 31, 1998. The amendment did not reduce the benefits accrued under the Qualified Plan on or before December 31, 1998, or affect the amount of any benefit payments then being made pursuant to the Qualified Plan.

In 2001, the Qualified Plan was amended to allow accruals under a cash balance formula for service after September 30, 2000. Under this formula, a hypothetical account balance is determined for each participant. Each quarter, this account is credited with 1.50% interest on the balance at the beginning of the quarter, plus 3% of the employee’s basic compensation for the quarter. Upon retirement, the Qualified Plan will provide a monthly income that is the actuarial equivalent of the hypothetical account balance at the time of termination, but in no event less than the frozen accrued benefit that would have been paid before the 2001 amendment. In lieu of a monthly income benefit, participant may instead receive a lump sum payment equal to the actuarial value of benefits payable from the Qualified Plan.

Retirement Restoration Plan

Certain executives of the Company also participate in the Company’s Retirement Restoration Plan (the “Retirement Restoration Plan”). The Retirement Restoration Plan is a non-qualified deferred compensation plan. The participants in the plan are the Chief Executive Officer and any other employee of the Company (i) who is a participant in the Retirement Plan, (ii) whose annual salary is at least $150,000, and (iii) who has been designated by the Chief Executive Officer to participate in the plan. For 2001 and 2002, Mr. Ritter was the only employee who was a participant in the Retirement Restoration Plan.

In order to comply with the tax qualification requirements of the Internal Revenue Code of 1986, as amended (the “Code”), the maximum annual retirement benefit that may be accrued and that the Company can fund, and the maximum compensation that may be used in determining future benefit accruals under the Retirement Plan are subject to certain limitations. The Retirement Restoration Plan provides for the payment of benefits equal to the amount by which (i) the value of the benefits that would have been payable to a participant under the Qualified Plan if such benefits were not limited by such maximum compensation and maximum benefit limitations, exceeds (ii) the value of the benefits actually payable under the Qualified Plan.

Benefits under the Retirement Restoration Plan normally are paid concurrently with the payment of benefits under the Qualified Plan. However, if a participant’s employment terminates (other than by reason of death, retirement or disability) within two years following a Change of Control (as defined in the Retirement Restoration Plan), the value of such participant’s Retirement Restoration Plan benefits will be distributed to such participant in a single lump sum within 60 days following such termination of employment. Retirement Restoration Plan benefits are payable from the general assets of the Company.

Based upon the actuarial assumptions presently being used to fund the Qualified Plan and assuming continued employment to age 65, the estimated combined annual retirement benefits payable under the Qualified Plan and the Retirement Restoration Plan in the form of a single life annuity commencing at age 65 would be $22,125 per year for Mr. Ritter, $14,264 per year for Mr. Davis, $15,498 per year for Mr. Kerian, $19,461 for Mr. Phillips, $21,609 for Mr. Eagleston and less than $5 per year for Mr. Hickox.

Directors’ Compensation

Directors who are not employees of the Company receive an Annual Retainer of $16,000, which is payable in quarterly installments of $4,000 each, with the first payment being made in May of each year, and $1,000 being paid for each meeting a member attended of the Board of Directors or any of its Committees. Each Chairman of a Committee of the Board receives an additional annual fee of $1,000. Directors who are employees of the Company or a subsidiary do not receive a retainer or fee for serving on the Board or Committees, for attending meetings of the Board or Committees or for serving as Chairman of a Committee.

During 2002, Mr. Schenck undertook a thorough review of the corporate governance of the Company and provided the Board of Directors a report on governance and the implications to the Company of the implementation of the Sarbanes-Oxley Act of 2002. As a result the Board of Directors approved a charter that established the Company’s Corporate Nominating and Governance Committee. After reviewing the matter with outside counsel, the Company concluded that $10,000 was a reasonable fee to pay for such additional services of Mr. Schenck through the 2003 annual meeting of stockholders.

In 1996, the Company adopted The Wiser Oil Company Equity Compensation Plan for Non-Employee Directors (the “Equity Plan”), which allows non-employee Directors to make irrevocable elections prior to the beginning of each plan year to receive their Annual Retainers (i) all in cash, (ii) all in Phantom Shares or (iii) 50% in cash and 50% in Phantom Shares, and to defer payment of taxes on the equity portion to a subsequent date. A “Phantom Share” is an unsecured, unfunded and nontransferable right to receive from the Company one share of Common Stock, which right will automatically be exercised upon the earlier to occur of (i) the termination of the holder’s service as a Director for any reason or (ii) a “Change in Control” of the Company, as defined in the Equity Plan. Non-employee Directors have no right to convert Phantom Shares into Common Stock prior to such time. The number of Phantom Shares that may be acquired by a non-employee Director on any Annual Retainer payment date is determined by dividing the amount of the Annual Retainer, or portion thereof, that the Director has elected to receive in Phantom Shares by the fair market value of a share of Common Stock on the payment date of the Annual Retainer, rounded downward to the nearest whole number. Phantom Shares are fully vested upon issuance. Holders of Phantom Shares receive payments of cash or other property equivalent to dividends paid on outstanding shares of Common Stock, but have no voting or other rights of stockholders with respect to the Phantom Shares. A maximum of 25,000 shares of Common Stock may be issued upon the conversion of Phantom Shares under the Equity Plan. For 2002, all Directors elected to receive their $16,000 Annual Retainer in cash.

A Change of Control of the Company, as defined in the Equity Plan occurred upon the closing of the transaction with Wiser Investment Company on May 26, 2000. Effective May 26, 2000, all outstanding Phantom Shares fully vested. Common Stock certificates were issued as follows: 7,913 shares of the Company’s stock to Mr. Larson, 7,913 shares of the Company’s stock to Mr. Mosle and 7,312 shares of the Company’s stock to Mr. Schenck. This plan has a balance of 1,862 Phantom Shares.

The 1991 Non-Employee Directors’ Stock Option Plan as amended, (the “Directors’ Plan”) is intended to enhance the mutuality of interests between the Directors and stockholders of the Company and to assist the Company in attracting and retaining able Directors. Under the Directors’ Plan, on the first business day following each Annual Meeting of Stockholders, each Director who is not an employee of the Company or a subsidiary is granted a nonstatutory stock option to purchase 1,500 shares of Common Stock at an option price equal to the fair market value of the Common Stock on the date the option is granted. The Directors’ Plan also provides for the grant of an option to purchase 5,000 shares of Common Stock to each newly elected non-employee Director upon such person’s initial election to the Board.

In February 1997, the Directors’ Plan was amended to provide for, in addition to the annual and initial option grants described above, a one-time grant on the date of the 1997 Annual Meeting of Stockholders to each non-employee Director serving on that date of an option to purchase, at an exercise price equal to the fair market value of the Common Stock on the date of grant, a number of shares of Common Stock equal to 5,000 less the number of shares covered by all options previously granted to such Directors under the Directors Plan. All options granted under the Directors’ Plan become exercisable six months from the date of grant and expire ten years from the date of grant. The Directors’ Plan provides that, upon termination of service as a Director for any reason other than removal for cause, all outstanding options previously granted to the non-employee Director under the Directors’ Plan will become immediately exercisable in full and will remain exercisable until the earlier to occur of the original expiration date of the option or three years from the date of termination of service, provided that if a Director voluntarily retires or resigns the post-termination of service exercise period may not exceed the duration of such Director’s period of service as a Director of the Company. The Directors’ Plan also provides that, upon removal of a Director for cause, all unvested options will immediately terminate and all unexpired vested options will be exercisable for a period of 90 days after removal.

In February 2001, the Directors’ Plan was amended to increase total number of options that may be issued under this plan to 100,000 shares of Common Stock and extended the duration of the Plan to June 30, 2006. Pursuant to the terms of the Directors’ Plan, on May 22, 2001, options to purchase 1,500 shares of Common Stock at an exercise price of $9.2750 per share were granted to Messrs. Kimball, Larson, Schenck, Schreiber and Smith. Mr. Long, a newly elected non-employee Director, received 5,000 shares of Common Stock at an exercise price of $9.2750 upon his initial election to the Board. None of these options granted to Board members were exercised in 2002.

Employment Agreements

George K. Hickox Jr. entered into an employment agreement with the Company effective May 26, 2000. The employment of Mr. Hickox was for a two-year period commencing on the date of the agreement. That agreement was extended in 2002 for two additional years through May 26, 2004 unless earlier terminated in accordance with the terms thereof. During the employment term, Mr. Hickox will serve as Chief Executive Officer and (to the extent elected or appointed as a director of the Company) Chairman of the Board of the Company, accountable only to the Board. The Employment Agreement requires that Mr. Hickox devote a substantial majority of his time and attention to the business affairs of the Company. The Company acknowledges that Mr. Hickox has outside business interests and has agreed he may devote a portion of his time and attention to such business interests provided they do not materially interfere with the performance of his duties under the Employment Agreement. During the employment term, the Company will pay Mr. Hickox for his services a base salary at the rate of $1.00 per year, provided that such base salary may be adjusted from time to time by the Board at its discretion. In addition to base salary, Mr. Hickox will be entitled to participate in all employee benefit plans and programs provided by the Company to its executive officers generally, subject to terms, conditions and administration of such plans and programs. However, Mr. Hickox has agreed that, unless otherwise determined by the Board, he will not be entitled to receive any stock options, restricted stock or other similar stock-based awards under the Company’s stock incentive plans. The Employment Agreement also contains provisions regarding the Company furnishing an automobile and housing for Mr. Hickox’s use in Dallas, and the reimbursement by the Company of certain of his travel expenses. The Board may terminate Mr. Hickox’s employment for cause, and Mr. Hickox has the right to terminate his employment, at any time, by providing at least 30 days prior written notice.

A. Wayne Ritter entered into a new employment agreement with the Company effective December 18, 2001. This agreement superceded all current employment agreements between Mr. Ritter and the Company hereto. The employment agreement provides for Mr. Ritter to serve as President of the Company at his current or greater salary level for an automatically renewable term, unless such contract is terminated by either party, as discussed below. The agreement also provides that Mr. Ritter will be covered by such employee benefit plans as are applicable to executive employees of the Company.

The Company or Mr. Ritter may terminate his employment agreement at any time for any reason upon providing the other party with forty-five (45) days written notice of such termination. Upon such termination, the Company shall pay Mr. Ritter (or, in the event of his death, to his estate), within 30 days following such termination, a severance payment amount in cash equal to his annual base salary at the time of his termination of employment. The Company shall also pay, within thirty (30) days following such termination: (i) an amount in cash equal to the sum of his base salary at the time of his termination of employment times three, (ii) the amount equal to the premium cost or other amount paid by the Company during the one-year period preceding his termination of employment to provide him with life, health, and disability insurance benefits and (iii) the use of an automobile for such year.

Upon any termination of any employment agreement, Mr. Ritter is bound by the terms of his agreement with respect to the guarding of certain confidential information of the Company and its subsidiaries and an agreement not to solicit employees of the Company and its subsidiaries for a period of two (2) years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is comprised of three non-employee directors of the Company and is responsible for establishing and evaluating the Company’s executive compensation policy and strategy.

Committee and Philosophy.    The Committee’s responsibilities include: (i) reviewing the design and competitiveness of the Company’s compensation and benefits programs, (ii) establishing the compensation program for the Chief Executive Officer; (iii) reviewing and approving recommendations made by the Chief Executive Officer regarding the compensation program for other executive officers, (iv) approving changes to the base salary and incentive or bonus payments to the Chief Executive Officer and other executives and (v) administering the Company’s stock option plan and SAR plan. The Committee’s objectives are:

•	To provide compensation comparable to similar companies in the oil and gas industry enabling the Company to attract, retain, motivate and reward its executive officers. These elements are critical to the Company’s long-term growth and success.

•	To align the interests of executives with the long-term interests of stockholders through stock option awards whose value over time depends upon the market value of the Company’s common shares.

•	To motivate and retain key senior officers to achieve strategic business initiatives and reward them for their achievements.

•	To work closely with the Chief Executive Officer to assure that the compensation program supports management’s objectives for the Company

The goals of the Compensation Committee are to ensure that the compensation provided to the Company’s executive officers is consistent with the Company’s annual and long-term performance objectives, reward superior performance, while at the same time providing a means for motivating and retaining key executives with exceptional leadership abilities. The Company’s policy is to pay executive officers a base salary with performance rewarded by cash incentive bonuses, stock options and/or share appreciation rights (SARs) after a review of all indices of performance. The executive compensation program is founded upon the same guidelines as used for all other employees of the Company.

Each position including executive positions is reviewed on an annual basis. All positions are compared on the basis of job descriptions to similar positions in compensation/benefits surveys of a peer group of comparable companies within the energy industry. The Committee reviews industry standards, increases in cost of living and the Company’s goals to approximate the median of competitive practices with respect to base salaries.

Base Salary.    Each year, the Compensation Committee recommends base salaries at levels within the competitive market range of comparable companies. Other factors taken into consideration in establishing base salaries are responsibilities delegated to the executive, length of service, individual performance and internal equity considerations.

Annual Incentive Compensation Plan.    Bonuses are based on the overall performance of the Company relative to expectations and on individual overall contributions to 2002 results. Operating cash flow, reserve replacement and increases in reserve values are primary performance measures providing the basis for determination of the amounts of incentive awards. Performance measures and goals are reevaluated annually, and in making an award, the Committee may reflect other relevant performance results as identified in the following paragraph.

Due to the effect of uncontrollable factors in the oil and gas industry, such as oil and gas prices, an evaluation of Company performance based on only one or two measures may not provide a complete analysis of overall Company performance. The Committee annually reviews other important indicators of performance, such as earnings per share, return of invested capital, reserve growth, lease operating expenses, finding costs, and administrative expenses. Based on the results of these assessments and an evaluation by the Committee of individual executive performance, the Committee may adjust awards to reflect individual performance.

Stock Option Plan.    Stock ownership is an important component for ensuring that executives’ interests are aligned with stockholders. In an effort to facilitate stock ownership for executives, the Company provides stock options and SARs primarily as long-term incentive reward vehicles. The Committee considers a number of factors in determining stock option and SAR awards, including the Company’s success in achieving annual and strategic goals, assessment of executive contributions to the Company and the expected future role and contribution of the executive to the overall success of the Company.

Performance Bonuses.    The competitive factors and marketplace, as discussed above determine base salary for officers. Mr. Kerian was elected Vice President of Exploration on September 1, 2001. He received a $20,000 performance bonus in 2001. Mr. Phillips was elected Vice President of Land on September 1, 2001. He received a $9,092 performance bonus. There were no salary increases or other incentive bonuses granted by the Committee to officers for 2001. Upon being elected Vice President of Production in 2002, Mr. Eagleston received a performance bonus of $15,000. In addition each other officer of the Company received a Christmas bonus of $300 and performance bonus equal to one pay period’s (two weeks) compensation.

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interest. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. This balanced executive compensation program provides a competitive and motivational compensation package to the executive officer team necessary to continue to produce the results the Company strives to achieve.

Policy Regarding Tax Deductibility of Executive Compensation.    Section 162(m) of the Code generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a Company’s chief executive officer and each of its other four most highly compensated executive officers. The $1 million deduction limit does not apply, however, to “performance-based compensation” as that term is defined in Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee does not presently anticipate that the compensation of any executive officer will exceed the cap on deductibility imposed by Section 162(m) of the Code during fiscal 2001. The Company will continue to analyze its executive compensation practices and plans on an ongoing basis with respect to Section 162(m) of the Code. The Committee believes that this provision of the tax law is unlikely to have any impact upon the Company in the near future.

2002 Compensation for the Chief Executive Officer.    George K. Hickox Jr. entered into an employment agreement with the Company effective May 26, 2000. During the employment term, the Company will pay Mr. Hickox for his services a base salary at the rate of $1.00 per year, provided that such base salary may be adjusted from time to time by the Board at its discretion. In addition to base salary, Mr. Hickox will be entitled to participate in all employee benefit plans and programs provided by the Company to its executive officers generally, subject to terms, conditions and administration of such plans and programs. However, Mr. Hickox has agreed that, unless otherwise determined by the Board, he will not be entitled to receive stock options, restricted stock or other similar stock-based awards under the Company’s stock incentive plans. See “Employment Agreements” herein. WIC, whose principals consist of Mr. Hickox, Douglas Heller and Scott Smith, entered into a Management Agreement with the Company, dated May 26, 2000, under which WIC is paid $25,000 monthly to provide management for the Company.

Mr. Hickox’s salary was not adjusted in 2002.

Employee Retention Plan

The Compensation Committee recommended and the entire Board of Directors approved a retention plan to provide the Company’s employees a degree of certainty over their future employment, to be activated in the event of “change in control” for the Company, as that term is defined in the plan. While not being aware of any pending decisions regarding such an event, the Company implemented the Retention Plan, thereby entitling all active employees to severance payments based on the length of their service and each employee’s status as either full or part time. Such severance will equal four (4) weeks of base pay in addition to two (2) weeks of compensation for each year of service, with periods calculated on the basis of 52 weeks per year and service of less than a year prorated accordingly.

The Compensation Committee:

A. W. Schenck, III, Chairman

C. Frayer Kimball, III

Eric D. Long

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for helping to ensure the reliability of the Company’s financial statements and overseeing the Company’s financial process on behalf of the Board of Directors. The Audit Committee is responsible for, among other things, reviewing with the auditors the plan and scope of the audit, fee schedules, monitoring the adequacy of reporting and internal controls, and meeting periodically with independent auditors with and without management present. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In keeping with these goals, the Board of Directors has adopted a written charter that is reviewed periodically by the Audit Committee. All of the members of the Audit Committee are believed to be independent with the possible exception of Richard Schreiber. The Company is in the process of reviewing the status of Mr. Schreiber’s independence consistent with proposed, but not yet final rules of the NYSE and SEC.

Review and Discussions

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002 with management. It has also discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. In addition, the Audit Committee has received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants their independence. The Audit Committee decided in early 2002 with overall Board approval, to replace Arthur Andersen LLP, its outside auditors, with Ernst and Young LLP. During the course of 2002, the Audit Committee pre-approved all audit, non-audit and tax preparation services and fees, as estimated by Ernst & Young LLP and Arthur Andersen LLP to perform these services.

In an effort to maintain the accountant’s independence, the Audit Committee has considered whether Ernst and Young LLP’s rendering of certain non-audit services is compatible with maintaining its independence and consistent with the Sarbanes-Oxley Act of 2002. We have concluded that the rendering of both types of services did not result in a relationship conflict or conflict with that Act.

Fees paid to the Independent Public Accountant for the Fiscal Year 2002

Audit Fees.    The Company paid Ernst & Young LLP $87,000 and Arthur Andersen LLP $57,750 during the fiscal year ended December 31, 2002 for the Company’s yearly audit, Forms 10-Q and Form 10-K review. The Company paid Arthur Andersen LLP $210,000 during the fiscal year 2001 for audit, Form 10-Q and Form 10-K review.

Tax Fees.    The Company paid Ernst & Young $53,330 during the fiscal year ended December 31, 2002 for its preparation of federal, State and other tax returns and filings and paid Arthur Anderson LLP the sum of $10,480 for similar preparation of the Company’s tax filings. The Company paid Arthur Andersen LLP $50,025 during the fiscal year ended December 31, 2001 for its preparation of Federal, State and other tax returns and filings and $6,750 for tax consulting.

Financial Information Systems Design and Implementation Fees.    Neither Ernst & Young, LLP nor Arthur Andersen LLP rendered any services related to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees.    The aggregate fees billed for services rendered by Ernst & Young LLP and Arthur Andersen LLP during the fiscal year ended December 31, 2002, other than the services covered above, were respectively $79,268 and $2,000 for tax consulting.

Recommendation to Include Audited Financial Statements in Annual Report

Based upon its review of the report of the independent accountants and its discussions with management and the independent accountants, the Committee recommended that the Board of Directors include the audited financial statements along with management’s discussion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Commission.

Other Considerations and Activities

During the course of its meetings in 2002, the Audit Committee reviewed, among other things, the Company’s hedging transactions; budgets relating to capital expenditure, cash flow and drilling; new considerations raised by the Sarbanes-Oxley Act of 2002; certain risk issues that could affect potentially the Company’s financial operation and results; and replacement of Wiser-Canada’s accounting manager. The Committee also reviewed and approved the Company’s quarterly and annual financial statements and related press releases.

The Audit Committee:

Lorne H. Larson, Chairman

Eric D. Long

Richard R. Schreiber

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The following graph compares yearly percentage change in the cumulative total return on the Company’s Common Stock during the five fiscal years ended December 31, 2002, with the cumulative total return of the Broad Market Index, which is an index of companies on the S&P 500 Index, and an index of peer companies selected by the Company.

Stock Performance Graph

	1997	1998	1999	2000	2001	2002
The Wiser Oil Company	$100	$15.30	$18.00	$37.81	$38.53	$24.72
Peer Group Index	100	52.89	69.99	144.00	112.49	88.16
Broad Market Index	100	128.58	155.64	141.46	124.65	97.10

Companies in the peer group are as follows: Equity Oil Company; Forest Oil Corporation; Plains Resources, Incorporated; Swift Energy Company; and Tom Brown, Inc. The Stock Performance Graph and calculations were provided to the Company by Media General Financial Services. The graph and calculations assume $100 invested at the closing sale price on December 31, 1997, and reinvestment of dividends.

Certain Relationships and Related Transactions

The Subscription Agreement with Wiser Investors, L.P. and A. Wayne Ritter.    On June 1, 2001, WIC assigned its rights to purchase 396,000 shares of the Company’s Preferred Stock, as herein defined (see “The Transaction with Wiser Investment Company”) to Wiser Investors, L.P., a Delaware limited partnership. At the same time, WIC also assigned its right to purchase 4,000 shares of the Company’s Preferred Stock to A. Wayne Ritter (the “Investors/Ritter Purchase Transactions”). WIC, as both the general partner and a limited partner of Wiser Investors, L.P. and Messrs. Hickox, Chairman of the Board and Chief Executive Officer of the Company and Smith, a Director of the Company, as managers of WIC, has an interest in the Investors/Ritter Purchase Transaction.

The Management Agreement between the Company and WIC.    The Company and WIC entered into a Management Agreement on May 26, 2000 (the “Management Agreement,” included as one of the Purchase Transactions herein defined). Pursuant to the Management Agreement, WIC filled the vacancies on the Board created by the resignations of Andrew J. Shoup, Jr., Howard Hamilton and John W. Cushing, III with three designees, Messers. Smith, Schreiber and Hickox (each a “Designee”). Under the terms of the Stockholder Agreement dated May 26, 2000 by and between the Company, WIC and DS&P (the “Stockholder Agreement”, included as one of the “Purchase Transactions” as described under “The Transaction with Wiser Investment Company”), each Designee shall serve until the annual meeting of the Company’s stockholders at which the term of the class to which such Designee has been appointed expires, and until his respective successor is elected and qualified or until his earlier death, resignation or removal from office. In accordance with the terms of the Management Agreement, the Company pays WIC $300,000 in annual fees for managing the Company.

Equipment Purchases from NATCO Group, Inc.    During 2001 and 2002, the Company purchased oil field equipment from NATCO Group, Inc., a Delaware corporation, of approximately $82,000 and $65,785 respectively. Mr. Hickox, Chairman of the Board and Chief Executive Officer of the Company, is a stockholder and a director of NATCO Group, Inc.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth as of March 1, 2003, unless otherwise indicated, the beneficial ownership of Common Stock by: (i) the only persons known by the Company to beneficially own in excess of 5% of the outstanding Common Stock; (ii) each director of the Company; (iii) the Chief Executive Officer and each of the other five most highly compensated executive officers of the Company for the year ended December 31, 2002; and (iv) all of the directors and executive officers of the Company as a group. Except as otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

Name of Beneficial Owner xxx Directors and Executive Officers:	Shares Directly Owned	Shares Indirectly Owned	Common Stock Underlying Preferred Stock	Exercisable Stock Options	Total		Percent
George K. Hickox, Jr.	—	25,800	—		25,800	(1)	*
Scott W. Smith	7,800	—	—	3,000	10,800	(1)	*
Eric D. Long	4,000	—	—	6,500	9,500		*
A. W. Schenck, III	13,352	—	—	11,250	24,602		*
Lorne H. Larson	8,913	—	—	12,000	20,913		*
C. Frayer Kimball, III	8,878	455	—	11,250	20,583		*
Richard R. Schreiber	—	—	—	3,000	3,000	(2)	*
A. Wayne Ritter	13,848	—	23,529	124,750	162,127		1.68%
Richard S. Davis	1,000	1,000	—	25,000	27,000		*
Robert J. Kerian	8,250	—	—	25,000	33,250		*
W.B. Phillips	3,375	—	—	7,500	10,875		*
Matthew A. Eagleston	1,500	1,000	—	25,000	27,500		*

All Directors & Officers	69,916	28,255	23,529	254,250	375,950		2.21%

Holders of 5% or More Not Named Above:	Total		Percent
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	758,925	(3)	8.02%

Wiser Investment Company, LLC 1629 Locust Street Philadelphia, PA 19103	3,131,187	(4)	25.20%

Dimeling, Schreiber and Park 1629 Locust Street, 3rd Floor Philadelphia, PA 19103	3,014,643	(5)	24.75%

Wiser Investors, LP 1629 Locust Street Philadelphia, PA 19103	2,462,842	(6)	20.87%

* Represents less than 1% of outstanding Common Stock.

The business address of each director and executive officer of the Company is c/o The Wiser Oil Company, 8115 Preston Road, Suite 400, Dallas, Texas 75225.

(1)	Mr. George K. Hickox, Jr. and Mr. Scott W. Smith, as managers of WIC, have shared voting power over 5,837,070 shares of Common Stock and have shared dispositive power over 3,131,187 shares of Common Stock.

(2)	Mr. Richard R. Schreiber, as a partner of DS&P, has shared voting and dispositive power over 3,014,643 shares of Common Stock.

(3)	Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment advisor, is deemed to have beneficial ownership of 758,925 shares of the Company’s Common Stock as of December 31, 2002, all of which shares are held in portfolios of four investment companies for which Dimensional serves as an investment advisor, and certain other investment vehicles including commingled group trusts, for which Dimensional serves as an investment manager. In its capacity as investment advisor and investment manager, Dimensional possesses both voting and investment power over these shares. Dimensional disclaims beneficial ownership of all such shares. The foregoing information was obtained from Dimensional and from a Schedule 13G dated February 13, 2003 filed by Dimensional with the Commission.

(4)	Wiser Investment Company, LLC (“WIC”) is deemed to have beneficial ownership of 3,131,187 shares of Common Stock upon conversion of its Preferred Stock and Warrants. WIC has sole voting power and dispositive power with respect to (i) 823,529 shares of Common Stock underlying its Preferred Stock, (ii) the 445,030 shares of Common Stock underlying the warrants it purchased in 2000, (iii) the 296,686 shares of Common Stock underlying the warrants it purchased in 2001, (iv) and the 98,188 shares of Common Stock issued as paid-in-kind dividends on its Preferred Stock. WIC, as the general partner of Wiser Investors, L.P., has the sole power to vote or to direct the vote and has the sole power to dispose or direct the disposition of the 2,705,883 shares of Common Stock underlying Wiser Investor L.P.’s Preferred Stock and the 79,519 shares of Common Stock issued as paid-in-kind dividends on Wiser Investor L.P.’s Preferred Stock, subject to the terms of the Stockholder Agreement acknowledged by Wiser Investors, L.P. Mr. Hickox, Mr. Smith and Mr. Douglas P. Heller, as managers of WIC, are deemed to have a beneficial ownership in the shares deemed to be beneficially owned by WIC. In 2001, WIC transferred 40,000 shares of Preferred Stock to DS&P, which is convertible into 235,294 shares of Common Stock. WIC purchased those shares for WIC in May, 2000. Pursuant to the Voting Agreement between WIC and DS&P, WIC has shared voting power with respect to 3,014,643 shares of Common Stock underlying the Preferred Shares purchased by DS&P.

(5)	DS&P is deemed to have beneficial ownership of 3,014,643 shares of Common Stock upon conversion of its Preferred Stock into shares of Common Stock when added to Common Stock issued as paid-in-kind dividends on its Preferred Stock. DS&P has the sole power to dispose or direct the disposition of the 2,705,882 shares of Common Stock underlying its Preferred Stock purchased in May, 2000 and the 308,761 shares of Common Stock issued thereon as paid-in-kind dividends. DS&P has appointed WIC as its attorney-in-fact and proxy to vote these shares but has retained the right to vote them in its sole discretion with respect to the merger, consolidation, reorganization, bankruptcy, liquidation, recapitalization or sale of substantially all of the assets of the Company. In 2001, WIC transferred 40,000 shares of Preferred Stock to DS&P which is convertible into 235,294 shares of Common Stock. WIC had purchased those shares of Preferred Stock for DS&P’s benefit in 2000. Mr. Schreiber, the Estate of Mr. William R. Dimeling and Mr. Steven G. Park, as partners of DS&P, have shared voting and dispositive power over the 3,014,643 shares of Common Stock deemed to be beneficially owned by DS&P.

(6)	Wiser Investors, L.P. (“Investors”), a Delaware limited partnership, has the sole power to vote or to direct the vote and has the sole power to dispose or direct the disposition of the 2,329,411 shares of Common Stock upon conversion of its Preferred Stock and the 133,430 shares of Common Stock issued as paid-in-kind dividends on its Preferred Stock. WIC, as the general partner of Investors, has the sole voting power and dispositive power with respect to the shares beneficially owned by Investors.

The Transaction with Wiser Investment Company

On March 10, 2000, the Company entered into an Amended and Restated Stock Purchase Agreement (the “Stock Purchase Agreement”) and an Amended and Restated Warrant Purchase Agreement (the “Warrant Purchase Agreement”) with Wiser Investment Company, LLC, a Delaware limited liability corporation, (“WIC”). The closing of the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement (the “Purchase Transactions”) (the “Closing”) occurred on May 26, 2000 (the “Closing Date”). Under the Stock Purchase Agreement and the Warrant Purchase Agreement, the Company issued, as a new issuance, and sold to WIC and Dimeling, Schreiber and Park, a Pennsylvania partnership (“DS&P” and together with WIC, the “Purchaser”) 600,000 shares of 7% Series C Cumulative Convertible Preferred Stock, par value $10.00 per share, of the Company (the “Preferred Stock”) for $15 million, and Warrants to purchase 445,030 shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”) for $8,900.59.

On June 1, 2001, WIC assigned its rights, under the Stock Purchase Agreement, to purchase 400,000 additional shares of Preferred Stock to Wiser Investors, L.P. and A. Wayne Ritter, as described above. See “Certain Relationships and Related Transactions.”

The Company also entered into an employment agreement with George K. Hickox, Jr., a Management Agreement with WIC and a Stockholder Agreement with the Purchaser, as discussed herein. These agreements provide for, among other things, changes in the management of the Company as described under “Changes in Company Management” herein.

WIC and DS&P Voting Agreement

Pursuant to the Voting Agreement by and between WIC and DS&P dated May 26, 2000 (the “Voting Agreement”), DS&P irrevocably appointed WIC as its attorney-in-fact and proxy to vote on all matters, other than certain excluded matters, in such a manner as WIC, in its sole discretion, deems proper. DS&P retained the power to vote in its sole discretion with respect to the merger, consolidation, reorganization, bankruptcy, liquidation, recapitalization or sale of substantially all of the Company’s assets. For so long as DS&P holds at least 350,000 shares of Preferred Stock, DS&P is entitled to nominate one Designee to serve on the Board of Directors of the Issuer; provided however, that DS&P has no rights to nominate a Designee for so long as Mr. Hickox serves on the Board of Directors of the Company. WIC has agreed, upon written notice, to effect DSP’s demand registration rights pursuant to the Stockholders Agreement. The Voting Agreement may be terminated on the earliest of (i) mutual consent, (ii) the date on which WIC reduces its ownership in the Company by more than 50% of WIC’s initial investment, or (iii) five years from the date of such agreement.

CHANGE IN PUBLIC ACCOUNTANTS

On April 3, 2002, the Board of Directors of the Company, after careful consideration and based upon the recommendation of its Audit Committee, dismissed its current independent public accountant, Arthur Andersen LLP. This dismissal followed the Board’s decision to seek proposals from other independent auditors to audit the Company’s consolidated financial statements for its fiscal year ended December 31, 2002.

On April 3, 2002, the Board of Directors, based on the recommendation of the Audit Committee, retained Ernst & Young LLP as its independent auditors with respect to the audit of the Company’s consolidated financial statements for its fiscal year ended December 31, 2002.

During the Company’s two most recent fiscal years ended December 31, 2002, and during the interim period preceding the replacement of Arthur Andersen LLP, there was no disagreement between the Company and Arthur Andersen LLP or Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports. The audit reports of Arthur Andersen LLP on the consolidated financial statements of the Company as of and for the last two fiscal years ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2002, and during the interim period preceding the replacement of Arthur Andersen LLP, the Company has not consulted with Arthur Andersen LLP and Ernst & Young regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

The Company previously requested that Arthur Andersen LLP furnish it a letter addressed to the Securities and Exchange Commission stating whether it agreed with the above statements. A copy of that letter was filed pursuant to a Current Report on Form 8-K on April 3, 2002.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions addressed to them.

EXPENSES OF SOLICITATION

The costs and expenses of preparing and mailing this proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, the officers and regular employees of the Company (who will receive no special compensation therefor) may solicit proxies by telephone, telegraph or personal interview. The Company will request brokerage houses and other nominees or fiduciaries to forward copies of its proxy material to beneficial owners of stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

STOCKHOLDERS’ PROPOSALS

It is contemplated that the 2003 annual meeting of stockholders of the Company will take place during the last two weeks of May, 2004. Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2003 annual meeting pursuant to Rule 14a-8 under the 1934 Act, as amended, if such proposals were submitted in writing and received by the Company before the close of business on January 15, 2004. Such proposals must also meet the other requirements of the rules of the Commission relating to stockholders’ proposals. Proposals and nominations should be addressed to the President of the Company, A. Wayne Ritter, 8115 Preston Road, Suite 400, Dallas, Texas 75225.

Any Stockholder may present a matter from the floor for consideration at a meeting without including such proposals in the proxy statement, so long as certain procedures are followed. Under the Company’s Bylaws, as amended, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than one hundred twenty (120) calendar days in advance of the date specified in the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. Stockholders should refer to the Company’s Bylaws for other criteria necessary for the presentation of a matter to be properly brought forth before an annual meeting.

OTHER MATTERS

The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any matter that anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the Annual Meeting, will be deemed to be authorized to vote or otherwise act thereon in accordance with their judgment.

By Order of the Board of Directors

A. Wayne Ritter

President

Dallas, Texas

April 25, 2003

A copy of the Company’s Form 10-K Annual Report for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, is available without charge to each person whose proxy is solicited hereby upon written request directed to Van Oliver or Peggy Rhoades, The Wiser Oil Company, 8115 Preston Road, Suite 400, Dallas, Texas 75225.

ANNEX I

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

THE WISER OIL COMPANY

CHARTER

I.    PURPOSE

This Charter (“Charter”) shall govern the operations of the Audit Committee (“Committee”) of the Board of Directors (“Board”) of The Wiser Oil Company, a Delaware corporation “(Corporation”). The purpose of the Charter is to assist and direct the Committee in fulfilling its oversight responsibilities in performing the following primary responsibilities.

•	Monitor the Corporation’s financial reporting processes and systems of internal controls regarding finance and accounting.

•	Monitor the independence and performance of the Corporation’s independent auditors.

•	Provide a forum for communication among the Board, the independent auditors, and financial and senior management of the Corporation.

The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation and, for this purpose, to retain on behalf of the Committee outside counsel or other experts.

II.    COMPOSITION

The Committee shall be comprised of three or more directors, each of whom shall be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of that person’s independent judgment as a member of the Committee. Each member shall be financially literate, or must become financially literate within a reasonable period of time after being elected to the Committee, and at least one member shall have accounting or related financial management expertise.

Members of the Committee shall be elected by the Board at the annual meeting of the Board to serve until their successors are duly elected and qualified. If a member is unable to serve a full term, the Board shall elect a replacement. Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chairman by majority vote of the full Committee.

III.    MEETINGS

The Committee shall meet at least four times annually, and more frequently a circumstances dictate. The Committee, or its Chairman, shall communicate each quarter with the independent auditors and management to review the Corporation’s interim financial statements in accordance with Section V.4, below. The Committee shall meet at least annually with management and the independent auditors in accordance with Section V.5, below. Such meetings and

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communications shall be either in person or by conference telephone call, such meetings may be either separate or combined, at the discretion of the Committee.

IV.    ACCOUNTABILITY

The independent auditor’s shall be ultimately accountable to the Board and the Committee. The Board and the Committee shall have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors.

V.    RESPONSIBILITIES

The responsibility of the Committee shall be to oversee the Corporation’s financial reporting process on behalf of the Board and to report the results of such oversight activities to the Board and to the shareholders, of the Corporation. The responsibility of management is to prepare the Corporation’s financial statements. The responsibility of the independent auditors is to audit those financial statements. To fulfill its responsibilities the Committee shall:

Financial Reporting Review

1.	Review and reassess the adequacy of this Charter, at least annually, as conditions dictate.

2.	Confirm, at least annually, that the members of the Committee continue to meet all NYSE requirements for independence.

3.	Confirm that the Company has made to the NYSE all required affirmations regarding (i) the independence, financial literacy and accounting or related financial management expertise of the members of the Committee and (ii) the annual review and reassessment of this Charter.

4.	Review with Management and the independent auditors (i) the Company’s quarterly financial results prior to the release of earnings and (ii) the Company’s Quarterly Reports on Form 10-Q prior to the filing of such reports with the Securities and Exchange Commission (the “SEC”). The Chairman of the Committee may represent the entire Committee for purposes of this review.

5.	Prior to distribution, review the Corporation’s audited financial statements, and discuss them with management and with the independent auditors.

6.	Receive from the independent auditors a formal written statement and discuss with them that statement and their independence from management and the Corporation. Recommend, if appropriate, that the Board take appropriate action in response to the independent auditors’ written disclosures to satisfy itself of the independent auditors’ independence.

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7.	Prepare a report based on the Committee’s discussions with the independent auditors as to whether to recommend to the Board that the audited financial statements of the Corporation be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

8.	Review the regular internal reports to management prepared by the financial staff and discuss them with management as necessary.

Independent Auditors

9.	Prior to commencement of work on the annual audit by the independent auditors, discuss with them the overall scope and plan for their audit.

10.	Following completion of work on the annual audit, discuss with the independent auditors and management the adequacy and effectiveness of the Company’s systems of internal controls regarding finance and accounting and review and discuss with the independent auditors the quality and appropriateness of the Corporation’s accounting principles as applied to its financial reporting.

11.	Review the performance of the independent auditors and recommend annually to the Board the selection of the Corporation’s independent auditors.

Process Improvement

12.	Review and discuss with the independent auditors and management the extend to which changes or improvements in financial or accounting practices, as approved by the Committee, have been or can be implemented.

Legal Matters

13.	Review, with the Corporation’s counsel (a) legal compliance matters, and (b) other legal matters that could have an impact on the Corporation’s financial statements.

Adopted May 15, 2000.

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THE WISER OIL COMPANY

Annual Meeting of Stockholders To Be Held June 9, 2003

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of The Wiser Oil Company (the “Company”) hereby constitutes and appoints A. Wayne Ritter, Gary Patterson and Mark A. Kirk, and each of them acting individually, as the attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held Monday, June 9, 2003, at 3:00 p.m., at the Tower Club, 48th Floor, Thanksgiving Tower, Dallas, Texas, and any adjournment thereof, and if then personally present to vote thereat all the shares of common stock of the Company held of record by the undersigned on April 21, 2003 as follows, and in the discretion of the proxies on all other matters properly coming before the meeting or any adjournment thereof.

The shares represented by this proxy will be voted as directed herein, or, if no direction is given, FOR the election of the nominees proposed by the Board of Directors. A vote for the election of the nominees listed on the reverse side includes discretionary authority to vote for a substitute if any of the nominees listed becomes unable to serve or for good cause will not serve. The proxies will vote in their sole discretion upon such other business as may properly come before the meeting.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

The Wiser Oil Company’s Annual Meeting to be held June 9, 2003 for stockholders of record on April 21, 2003.	Please Mark Here for Address ☐ Change or Comments SEE REVERSE SIDE

PROPOSAL 1: In the election of Directors for a term of three years expiring in 2006.

Nominees:

01 C. Frayer Kimball, III,

02 Scott W. Smith

FOR all nominees listed	WITHHOLD AUTHORITY
(except as marked	to vote for all
to the contrary)	nominees listed
☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s) write the name(s) of such nominee(s) on the line provided below:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes all previous proxies for such Annual Meeting, hereby acknowledges receipt of the Notice of such Annual Meeting and the Proxy Statement furnished therewith, and hereby ratifies all that the said attorneys and proxies may do by virtue hereof.

Dated:                                                                                                                       , 2003

Signature

Signature if held jointly

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian and other fiduciary, please give your full title as such. For joint accounts, each joint owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

 FOLD AND DETACH HERE